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                                                                 Exhibit 4(e)(2)


                           CLASS B EXCHANGE AGREEMENT

                  This CLASS B EXCHANGE AGREEMENT, dated as of May 8, 1997 (this "Agreement"), is made between Substance Abuse Technologies, Inc., a Delaware corporation (the "Company"), and Southbrook International Investments, Ltd., a corporation organized and existing under the laws of the British Virgin Islands (the "Purchaser").

                  WHEREAS, concurrently with the execution of this Agreement, the Company and the Purchasers are entering into a Convertible Debenture and Preferred Stock Purchase Agreement (the "Purchase Agreement"), pursuant to which, among other things, the Company will issue and sell to the Purchaser, and the Purchaser will buy, an aggregate principal amount of the Company's 14% Senior Subordinated Convertible Debentures due May 8, 2000 (the "Convertible Debentures") and shares of the Company's Class B Preferred Stock, par value $.01 per share (the "Preferred Stock"); and

                  WHEREAS, the Company and the Purchaser desire to provide the Purchaser with the option to exchange shares of the Preferred Stock into shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), and to clarify and amplify certain terms of the Preferred Stock;

                  NOW, THEREFORE, for good and value consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

                  Section 1. Dividends.

                  (a) Holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 14% per annum, payable, in cash or shares of Common Stock at the option of the Company, semi-annually in arrears, but in no event later than the applicable Exchange Date (as hereinafter defined). Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing the Original Issue Date (as defined in Section 6), and shall be deemed to accrue on such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The party that holds the Preferred Stock of record on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the holders of the Preferred Stock based upon the number of shares held by
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each holder. Payment of dividends on the Preferred Stock is further subject to the provisions of Section 4(a)(ii).

                  (b) Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of dividends (and must deliver cash in respect thereof) on the Preferred Stock if:

                        (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held as treasury stock, is insufficient to issue such dividends in shares of Common Stock;

                       (ii) such shares of Common Stock are not registered for resale pursuant to an effective registration statement that names the recipient of such dividend as a selling stockholder thereunder and such shares may not be sold without volume restrictions pursuant to Rule 144 as determined by counsel to the Company and set forth in a written opinion letter, addressed to the recipient of such dividend, in form and substance acceptable to such recipient;

                      (iii) such shares of Common Stock are not listed on the American Stock Exchange (or the Nasdaq National Market, Nasdaq SmallCap Market or The New York Stock Exchange) and any other exchange or quotation system on which the Common Stock is then listed for trading; or

                       (iv) the issuance of such shares would result in the recipient thereof beneficially owning, as determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, more than 4.9% of the issued and outstanding shares of Common Stock.

                  (c) So long as any Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire, directly or indirectly any Junior Securities (as defined in Section 6), nor shall the Company, directly or indirectly, pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 4) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities unless all accrued and unpaid dividends on the Preferred Stock for all past dividend periods shall have been paid.

                  Section 2. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of at least 80% of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock, (b) issue any shares of the Company's Class A Preferred Stock, par value


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$.01 per share, or (c) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 3) senior to, prior to or pari passu with the Preferred Stock.

                  Section 3. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to $4.00 per share (the "Stated Value"), plus all accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Preferred Stock shall be distributed among the holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of
Section 4(b)(vii). The Company shall mail written notice of any such Liquidation, not less than 60 days prior to the payment date stated therein, to each record holder of Preferred Stock.


                  Section 4. Exchange.

                  (a)(i) Each share of Preferred Stock shall be exchangeable into shares of Common Stock (subject to reduction pursuant to Section 4(a)(ii) below and Section 4.10 of the Purchase Agreement) at the option of the holder in whole or in part at any time after the earlier to occur of (A) the 120th day after the Original Issue Date and (B) the date the Securities and Exchange Commission (the "Commission") declares effective under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement (the "Underlying Shares Registration Statement") covering the resale of the shares of Common Stock issuable upon exchange of the Preferred Stock and dividends payable in respect thereof to the extent paid in shares of Common Stock (collectively, the "Underlying Shares"). The holder shall effect exchanges hereunder by surrendering the certificates representing the shares of Preferred Stock to be exchanged to the Company, together with the form of notice attached hereto as Exhibit A (the "Exchange Notice"). Each Exchange Notice shall specify the number of shares of Preferred Stock to be exchanged and the date on which such exchange is to be effected, which date may not be prior to the date the holder delivers such Exchange Notice by facsimile (the "Exchange Date"). If no Exchange Date is specified in an Exchange Notice, the Exchange Date shall be the date that the Exchange Notice is deemed delivered pursuant to Section 7(b). Subject to Sections 4(a)(ii) and 4(b) hereof and Section 4.10 of the Purchase Agreement, each Exchange Notice, once given, shall be irrevocable. If the holder is exchanging less than all of the shares of Preferred Stock represented by the


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stock certificates tendered by the holder with the Exchange Notice, or if an exchange hereunder cannot be effected in full for any reason, the Company shall honor such exchange to the extent permissible and shall promptly deliver to such holder (in the manner and within the time set forth in Section 4(b)) a new stock certificate representing the shares of Preferred Stock as have not been exchanged.

                  (ii) Certain Regulatory Approval. If on the Exchange Date applicable to any exchange under this Section 4(a), (A) the Common Stock is then listed for trading on the American Stock Exchange or the Nasdaq National Market or, if the rules of the Nasdaq Stock Market are hereafter amended to extend Rule 4460(i) promulgated thereby (or any successor or replacement provision thereof) to the Nasdaq SmallCap Market and the Common Stock is then listed for trading on such market, the Nasdaq SmallCap Market, (B) the Exchange Price then in effect is such that the aggregate number of shares of the Common Stock that would then be issuable upon exchange of all of the then outstanding shares of Preferred Stock, together with any shares of the Common Stock previously issued upon exchange of Preferred Stock and upon conversion of Convertible Debentures and in respect of payment of dividends hereunder and interest on the Convertible Debentures, would equal or exceed 20% of the number of shares of the Common Stock outstanding on the Original Issue Date (the "Issuable Maximum"), and (C) the Company has not previously obtained the Stockholder Approval (as defined below), then the Company shall issue to the holder requesting to exchange shares of Preferred Stock under this Agreement the Issuable Maximum and, with respect to any shares of the Common Stock that otherwise would have been issuable to such holder in respect of the Exchange Notice at issue or in respect of payment of interest hereunder in excess of the Issuable Maximum, the holder shall have the option to require the Company to either (1) as promptly as possible, but in no event later than 90 days after such Exchange Date, convene a meeting of the holders of the Common Stock and use its best efforts to obtain the Stockholder Approval or (2) redeem, from funds legally available therefor at the time of such redemption, the balance of the Preferred Stock subject to such Exchange Notice and all other shares of Preferred Stock then held by the tendering holder at a price per share equal to the sum of (A) the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding (1) the Exchange Date or (2) the date of payment in full by the Company of such redemption price, whichever is greater, and (ii) the Exchange Ratio calculated on the Exchange Date, plus (B) the aggregate of all then accrued but unpaid dividends and all other amounts then due and payable on account of such share; provided, however, that if the holder has requested that the Company obtain Stockholder Approval under paragraph (1) above and the Company fails for any reason to obtain such Stockholder Approval within the time period set forth in
(1) above, the Company shall be obligated to redeem the Preferred Stock in accordance with the provisions of paragraph (2) above, and in such case the interest contemplated by the immediately succeeding sentence shall be deemed to accrue from the Exchange Date. If the holder has requested that the Company redeem shares of Preferred Stock pursuant to this Section and the Company fails for any reason to pay the redemption price under (2) above within seven days after the Exchange Date, the Company will pay interest on such redemption price at a rate of 15% per annum to the exchanging holder of Preferred Stock,


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accruing from the Exchange Date until the redemption price plus any accrued interest thereon is paid in full. The entire redemption price, including interest thereon, shall be paid in cash. "Stockholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the stockholders of the Company held in accordance with the Company's Certificate of Incorporation and by-laws, of the issuance by the Company of shares of the Common Stock exceeding the Issuable Maximum as a consequence of the exchange of shares of Preferred Stock into the Common Stock at a price less than the greater of the book or market value on the Original Issue Date as and to the extent required pursuant to Rule 713 of the American Stock Exchange or Rule 4460(i) of the Nasdaq Stock Market (or any successor or replacement provision thereof), as applicable.

                  (b) Not later than three Trading Days after the Exchange Date, the Company will deliver to the holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 4.1(b) of the Purchase Agreement) representing the number of shares of the Common Stock being acquired upon the exchange of shares of Preferred Stock (subject to reduction pursuant to Section 4(a)(ii) hereof and Section 4.10 of the Purchase Agreement), (ii) certificates representing the shares of Preferred Stock tendered for such exchange with the Exchange Notice and not exchanged; (iii) a bank check in the amount of all accrued and unpaid dividends on such shares of Preferred Stock (if the Company has elected to pay accrued dividends in cash), together with all other amounts then due and payable in accordance with the terms hereof, from funds legally available therefor, and
(iv) if the Company has elected to pay accrued and unpaid dividends on such shares of Preferred Stock in shares of the Common Stock, certificates, which shall be free of restrictive legends and trading restrictions (other than those required by Section 4.1(b) of the Purchase Agreement), representing such number of shares of the Common Stock as equals such dividends divided by the average Per Share Market Value for the five trading Days immediately preceding the Exchange Date; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon exchange of any shares of Preferred Stock until certificates representing the shares of Preferred Stock to exchanged are either delivered for exchange to the Company or any transfer agent for the Preferred Stock or the Common Stock, or the tendering holder notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Exchange Notice such certificate or certificates, including for purposes hereof, certificates representing shares of the Common Stock to be issued on the Exchange Date on account of accrued but unpaid dividends hereunder, are not delivered to or as directed by the applicable holder by the third Trading Day after the Exchange Date, the holder shall be entitled by written notice to the Company at any time on or before its receipt of any stock certificate or certificates thereafter, to rescind such exchange, in which event the Company shall immediately return


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the certificates representing the shares of Preferred Stock tendered for exchange. If the Company fails to deliver to the holder such certificate or certificates pursuant to this Section, including for purposes hereof, certificates representing shares of the Common Stock to be issued on the Exchange Date on account of accrued but unpaid dividends hereunder, prior to the fifth Trading Day after the Exchange Date, the Company shall pay to such holder $1,500 in, at the option of the holder, cash or shares of Common Stock equal to $1,500 divided by the average Per Share Market Value for the five trading Days immediately preceding the Exchange Date or the date prior to the date of delivery of such shares (whichever is less), as liquidated damages and not as a penalty, for each day after such fifth Trading Day until such certificates are delivered. If the Company fails to deliver to the holder any stock certificate or certificates pursuant to this Section prior to the 20th day after the Exchange Date, the Company shall, at the holder's option (i) redeem, from funds legally available therefor at the time of such redemption, all of the shares of Preferred Stock then held by the tendering holder (including the shares of Preferred Stock tendered for and not exchanged by the Company hereunder), and
(ii) pay all accrued but unpaid dividends on account of the shares of Preferred Stock for which the Company shall have failed to issue the Common Stock certificates hereunder, in cash. The redemption price per share shall be equal to the sum of (A) the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding (1) the Exchange Date or (2) the date of payment in full by the Company of such redemption price, whichever is greater, and (ii) the Exchange Ratio calculated on the Exchange Date, plus (B) the aggregate of all then accrued but unpaid dividends and all other amounts then due and payable on account of such share. If the holder has requested that the Company redeem shares of Preferred Stock pursuant to this Section and the Company fails for any reason to pay the redemption price under (2) above within seven days after such notice is deemed delivered pursuant to Section 7(b), the Company will pay interest on the redemption price at a rate of 15% per annum, in cash to such holder, accruing from such seventh day until the redemption price and any accrued interest thereon is paid in full.

                  (c)(i) The exchange price (the "Exchange Price") in effect on any Exchange Date shall be the lesser of (a) the average Per Share Market Value for the five (5) Trading Days immediately preceding the Original Issue Date (the "Initial Exchange Price") or (b) 85% of the average Per Share Market Value for the five (5) Trading Days immediately preceding the Exchange Date; provided that, (a) if the Underlying Shares Registration Statement is not filed on or prior to July 7, 1997, or (b) the Company fails to file with the Commission a request for acceleration in accordance with Rule 12d1-2 promulgated under the Securities Exchange Act of 1934, as amended, within five (5) days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that an Underlying Shares Registration Statement will not be "reviewed" or is not subject to further review or comment by the Commission, or
(c) if the Underlying Shares Registration Statement is not declared effective by the Commission on or prior to the 120th day after the Original Issue Date (which period shall be extended to 150 days after the Original Issued Date in the event that the Commission notifies the Company that the Underlying Shares Registration Statement can not be filed on Form S-3 promulgated under the Securities Act


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solely because the shares of Preferred Stock are convertible prior to the 180th day after the Original Issue Date), or (d) if such Underlying Shares Registration Statement is filed with and declared effective by the Commission but thereafter ceases to be effective as to all Registrable Securities (as such term is defined in the Registration Rights Agreement) at any time prior to the expiration of the "Effectiveness Period" (as such term as defined in the Registration Rights Agreement), without being succeeded within 10 Business Days by a subsequent Underlying Shares Registration Statement filed with and declared effective by the Commission, or (e) if trading in the Common Stock shall be suspended for any reason for more than three Trading Days, or (f) if the exchange rights of the holders of shares of preferred Stock hereunder are suspended for any reason (any such failure being referred to as an "Event," and for purposes of clauses (a), (c) and (f) the date on which such Event occurs, or for purposes of clause (b) the date on which such five (5) days period is exceeded, or for purposes of clause (d) the date which such 10 Business Day-period is exceeded, or for purposes of clause (e) the date on which such three Trading Day period is exceeded, being referred to as "Event Date"), the Exchange Price shall be decreased by 2.5% each month (i.e., 82.5% as of the Event Date and 80% as of the one month anniversary of the Event Date) until the earlier to occur of the second month anniversary after the Event Date and such time as the applicable Event is cured. Commencing the second month anniversary after the Event Date, at the option of each holder for each applicable monthly period either (a) the Company shall pay to the holders of the Preferred Stock 2.5% of the aggregate Stated Value of the Preferred Stock then held by such holder (each holder being entitled to receive such portion of such amount as equals its pro rata portion of the shares of Preferred Stock then outstanding), in cash or (b) the Exchange Price shall be decreased by 2.5% for each additional such month (to be effective in full on the monthly applicable Event Date) as liquidated damages, and not as a penalty on the first day of each monthly anniversary of the Event Date in either case until such time as the applicable Event is cured. Any decrease in the Exchange Price pursuant to this Section shall remain in effect notwithstanding the fact that the Event causing such decrease has been subsequently cured and further monthly decreases have ceased. The provisions of this Section are not exclusive and shall in no way limit the Company's obligations under the Registration Rights Agreement. Notwithstanding anything to the contrary set forth herein, the Company may not, without the prior written consent of the holders, pay liquidated damages hereunder in cash unless it shall have received the prior written consent of all lenders, debt holders or holders of any class of securities of the Company or its Affiliates that have the right to require such consent or to subordinate any such cash payment, which consent shall provide that the payment by the Company of any such liquidated damages hereunder (and the retention of such sum by the receiving holder) is not subject to any applicable subordination rights of such lender or holders of such class of securities.

                  (ii) If the Company, at any time while any shares of Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities (as defined in Section 7) payable in shares of the Common Stock, (b) subdivide outstanding shares of the Common Stock into a larger number of shares, (c) combine outstanding shares of the Common Stock into a smaller


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number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, the Initial Exchange Price shall be multiplied by a fraction of which the numerator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of the Common Stock outstanding after such event. Any adjustment made pursuant to this Section 4(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

                  (iii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall issue rights or warrants to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Common Stock at a price per share less than the Per Share Market Value of the Common Stock at the record date mentioned below, the Initial Exchange Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of the Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase shares of the Common Stock the issuance of which resulted in an adjustment in the Initial Exchange Price pursuant to this Section 4(c)(iii), if any such right or warrant shall expire and shall not have been exercised, the Initial Exchange Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Initial Exchange Price made pursuant to the provisions of this Section 4 after the issuance of such rights or warrants) had the adjustment of the Initial Exchange Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of the Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

                   (iv) If the Company, at any time while any shares of Preferred Stock are outstanding, shall distribute to all holders of the Common Stock (and not to holders of the Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 4(c)(ii) and (iii) above), then in each such case the Initial Exchange Price at which shares of Preferred Stock shall thereafter be exchangeable shall be determined by multiplying the Initial Exchange Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of the Common Stock determined as of the record date mentioned above, and


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of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the holders of a majority in interest of the shares of preferred Stock then outstanding; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the holders of the Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of the Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                    (v) All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

                   (vi) Whenever the Initial Exchange Price is adjusted pursuant to Section 4(c)(ii),(iii) or (iv), the Company shall promptly mail to each holder of shares of Preferred Stock, a notice setting forth the Initial Exchange Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                  (vii) In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person pursuant to which the Company will not be the surviving entity, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the holders of the Preferred Stock then outstanding shall have the right thereafter to, at their option, (A) exchange such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of the Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which such shares of Preferred Stock could have been exchanged immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled or (B) require the Company to redeem, from funds legally available therefor at the time of such redemption, its shares of Preferred Stock at a price per share equal to the sum of (A) the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding (1) the effective date or the date of the closing, as the case may be, of the reclassification,


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consolidation, merger, sale, transfer or share exchange the triggering such redemption right or (2) the date of payment in full by the Company of the redemption price hereunder, whichever is greater, and (ii) the Exchange Ratio calculated on the date of the closing or the effective date, as the case may be, of the reclassification, consolidation, merger, sale, transfer or share exchange triggering such redemption right, as the case may be, plus (B) the aggregate of accrued but unpaid dividends and all other amounts due and payable on account of such share. The entire redemption price shall be paid in cash, and the terms of payment of such redemption price shall be subject to the provisions set forth in
Section 5(c). The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder of Preferred Stock the right to receive the securities, cash or property set forth in this Section 4(b)(vii) upon any exchange or redemption following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

           (viii) If:

                     A. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                     B. the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

                     C. the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                     D. the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; or

                     E. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;


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
then the Company shall cause to be filed at each office or agency maintained for the purpose of exchange of the Preferred Stock, and shall cause to be mailed to the holders of shares of Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating
(x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to exchange shares of Preferred Stock during the 30-day period commencing the date of such notice to the effective date of the event triggering such notice.

                  (d) If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of the Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of the Preferred Stock at least 30 calendar days prior to the effective date of such action, and an Appraiser selected by the holders of majority in interest of the shares of Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 4), of the Exchange Price (including, if necessary, any adjustment as to the securities into which shares of Preferred Stock may thereafter be exchangeable) and any distribution which is or would be required to preserve without diluting the rights of the holders of the Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in good faith, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Exchange Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Exchange Price to more than the Exchange Price then in effect.

                  (e) Upon an exchange hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

                  (f) The issuance of certificates for shares of the Common Stock on exchange of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon exchange in a name other than that of the holder of such shares of Preferred Stock so exchanged and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.


                  (g) Shares of Preferred Stock exchanged into Common Stock shall be canceled and shall have the status of authorized but unissued shares of Class B Preferred Stock.

                  (h) Any and all notices or other communications or deliveries to be provided by the holders of the Preferred Stock hereunder, including, without limitation, any Exchange Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the attention of the Chief Executive Officer of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each holder of Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 4:30 p.m. (Eastern
Time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 4:30 p.m. (Eastern Time) on any date and earlier than 11:59 p.m. (Eastern Time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

                  Section 5. Redemption.

                  (a) The Company shall have the right, exercisable at any time upon 20 Trading Days' notice to the holders of the Preferred Stock given at any time after the Original Issue Date to redeem, from funds legally available therefor at the time of such redemption, all or any portion of the shares of Preferred Stock which have not previously been exchanged or redeemed, at a price per share equal to the sum of (A) the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding (1) the date of the redemption notice referenced above or (2) the date of payment in full by the Company of the redemption price hereunder, whichever is greater, and (ii) the Exchange Ratio calculated on the date of such redemption notice, and (B) the aggregate accrued but unpaid dividends and all other amounts due and payable in respect of such share. The entire redemption price shall be paid in cash. Holders of Preferred Stock may exchange any shares of Preferred Stock, including shares subject to a redemption notice given under this Section, during the period from the date of such redemption notice through the 19th Trading Day thereafter. The Company shall honor all such exchanges and all exchanges tendered prior to the date of the Company's redemption notice and shall not be permitted to redeem the shares of Preferred Stock tendered for such exchanges (whether occurring prior to the date of such redemption notice or during such 19 day period).

                  (b) If any portion of the redemption price under Section 5(a) shall not be paid by the Company within seven (7) calendar days after the date due, interest shall accrue thereon at the rate of 15% per annum until the redemption price plus all such interest is paid in full (which amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of such redemption price remains unpaid for more than 7 calendar days after the date due, the holder of the Preferred Stock subject to such redemption may elect, by written notice to the Company given within 30 days after the date due, to either (i) demand exchange in accordance with the formula and the time frame therefor set forth in Section 4 of all of the shares of Preferred Stock for which such redemption price, plus accrued liquidated damages thereof, has not been paid in full (the "Unpaid Redemption Shares"), in which event the Per Share Market Price for such shares shall be the lower of the Per Share Market Price calculated on the date such redemption price was originally due and the Per Share Market Price as of the holder's written demand for exchange, or (ii) invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. If the holder elects option (i) above, the Company shall within three (3) Trading Days of its receipt of such election deliver to the holder the shares of Common Stock issuable upon exchange of the Unpaid Redemption Shares subject to such holder exchange demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event not later than three (3) Trading Days from receipt of holder's notice of such election, return to the holder all of the Unpaid Redemption Shares. Notwithstanding anything to the contrary contained herein, the Company may not, without the written consent of the holder, redeem shares of Preferred Stock unless both the payment thereof and the retention of such paid cash by the holder is consented to in writing free of any subordination prior thereto by all lenders or holders of any class of securities of the Company who by agreement have the right to consent to or force the subordination of such payment.

                  Section 6. Certain Definitions. As used in this Agreement, unless the context requires a different meaning, the following terms shall have the meanings indicated in this Section 6.

                  "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

                  "Common Stock" means the Company's common stock, $.01 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

                  "Junior Securities" means the Common Stock and all other equity securities of the Company other than the Class A Preferred Stock.

                  "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any such shares and regardless of the number of certificates which may be issued to evidence such shares.

                  "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the American Stock Exchange or other stock exchange or quotation system on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the American Stock Exchange or any stock exchange or quotation system, the closing bid price for a share of the Common Stock in the over-the-counter market, as reported by the Nasdaq Stock Market or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant exchange period, as determined in good faith by the holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the holders of a majority in interest of the share of Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

                  "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

                  "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date hereof, between the Company and the Purchaser.

                  "Trading Day" means (a) a day on which the Common Stock is traded on the American Stock Exchange or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not listed on the American Stock Exchange or any stock exchange or market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).


                  Section 7. MISCELLANEOUS

                  (a) This Agreement, together with the Exhibits and Schedules hereto, the Purchase Agreement and the Registration Rights Agreement (together with the respective Exhibits and Schedules thereto), contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

                  (b) Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 4:30 p.m. (New York City time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in the Purchase Agreement later than 4:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

                  If to the Company:   Substance Abuse Technologies, Inc.
                                       4517 N.W. 31st Avenue
                                       Ft. Lauderdale, FL 33309
                                       Facsimile No.: (954) 714-5049
                                       Attn: Chief Executive Officer

                     With copies to:   Gold & Wachtel, LLP
                                       110 East 59th Street
                                       New York, New York 10022
                                       Facsimile No.:  (212) 909-9455
                                       Attn: Robert W. Berend

                If to the Purchaser:   Southbrook International Investments, Ltd
                                       c/o Trippoak Advisors, Inc.

                                       630 Fifth Avenue, Suite 2000
                                       New York, NY 10111
                                       Facsimile No.:  (212) 332-3256
                                       Attn: Robert Miller

                     With copies to:   Robinson Silverman Pearce Aronsohn &
                                            Berman LLP
                                       1290 Avenue of the Americas
                                       New York, NY 10104
                                       Facsimile No.:  (212) 541-4630
                                       Attn: Eric L. Cohen

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

                  (c) No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser, or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

                  (d) The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                  (e) This Agreement shall be binding upon, and inure to the benefit of, the parties and their successors and permitted assigns. Neither the Company nor the Purchaser may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that (i) the Purchaser may assign its rights hereunder and under the Registration Rights Agreement to an Affiliate thereof or to a managed account of either the Purchaser or such Affiliate and (ii) any assignment of the Purchaser's rights hereunder shall provide to such assignee the right to assign in accordance with the provisions of clause (i) above. The assignment by a party of this Agreement or any rights hereunder shall not affect the obligations of such party under this Agreement.

                  (f) This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and, other than with respect to permitted assignees under Section 5.6, is not for the benefit of, nor may any provision hereof be enforced by, any other person.

                  (g) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof.

                  (h) The obligations of the Company and the Purchaser contained in this Agreement shall survive the closing of the transactions contemplated hereby (or any earlier termination of this Agreement) and any exchange of shares of Preferred Stock hereunder.

                  (i) This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

                  (j) The Company and the Purchaser shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other party with prior notice of such public statement.

                  (k) In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affecting or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

                  (l) In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser will be entitled to specific performance of the obligations of the Company under this Agreement and the Company will be entitled to specific performance of the obligations of the Purchaser hereunder with respect to the subsequent transfer of Preferred Stock and Underlying Shares. Each of the Company and the Purchaser agree that monetary damages would not be adequate compensation for any loss incurred by reason of any breach of its obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,
                             SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first indicated above.



                                          Company:

                                          SUBSTANCE ABUSE TECHNOLOGIES, INC.


                                          By:___________________________________
                                              Name:
                                              Title:



                                          Purchaser:

                                          SOUTHBROOK INTERNATIONAL
                                             INVESTMENTS, LTD




                                          By:___________________________________
                                              Name:
                                              Title:

                                    EXHIBIT A

                               NOTICE OF EXCHANGE


(To be Executed by the Registered Holder in order to Exchange Shares of Preferred Stock)

The undersigned hereby elects to exchange the number of shares of Class B Preferred Stock indicated below, into shares of Common Stock, par value $.01 per share (the "Common Stock"), of Substance Abuse Technologies, Inc. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any exchange, except for such transfer taxes, if any.

Exchange calculations:  ________________________________________________________
                            Date to Effect Exchange

                            ____________________________________________________
                            Number of shares of Preferred Stock to be Exchanged

                            ____________________________________________________
                            Number of shares of Common Stock to be Issued

                            ____________________________________________________
                            Applicable Exchange Price

                            ____________________________________________________
                            Signature

                            ____________________________________________________
                            Name

                            ____________________________________________________
                            Address



The Company undertakes to promptly upon its receipt of this exchange notice (and, in any case prior to the time it effects the exchange requested hereby), notify the exchanging holder by facsimile of the number of shares of Common Stock outstanding on such date and the number of shares of Common Stock which would be issuable to the holder if the exchange requested in this exchange notice were effected in full, whereupon, if the Company determines that such exchange would result in it owning in excess of 4.9% of the outstanding shares of Common Stock on such date, the Company shall exchange up to an amount equal to 4.9% of the outstanding shares of Common Stock and issue to the holder one or more certificates representing shares of Preferred Stock which have not been exchanged as a result of this provision.